AMENDMENT NO. 2 TO AGREEMENT AND PLAN OF MERGER

This Amendment No. 2 (this “Amendment No. 2”) to that certain Agreement and Plan of Merger, dated as of February 2, 2010 (the “Original Merger Agreement”), by and among Silicon Storage Technology, Inc., a California corporation (the “Company”), Microchip Technology Incorporated, a Delaware corporation (“Parent”), and Sun Acquisition Corporation, a California corporation and wholly-owned subsidiary of Parent (“Merger Sub”), as amended by that certain Amendment No. 1 to the Agreement and Plan of Merger, dated as of February 22, 2010 (“Amendment No. 1” and, together with the Original Merger Agreement, the “Merger Agreement”), is made and entered into as of March 8, 2010 by and among the Company, Parent and Merger Sub.  All capitalized terms that are used in this Amendment No. 2 but not defined in this Amendment No. 2 shall have the respective meanings ascribed thereto in the Merger Agreement.

WHEREAS, on March 2, 2010, the Strategic Committee received an Acquisition Proposal (the “Cerberus Proposal”) from Cerberus California, LLC (“Cerberus”); for the avoidance of doubt, no Acquisition Proposal submitted after the date hereof shall constitute a “Cerberus Proposal” hereunder;

WHEREAS, on March 3, 2010, the Strategic Committee notified Parent that the Strategic Committee had determined in good faith, after consultation with its outside counsel and financial advisor, that the Cerberus Proposal constitutes a Superior Proposal, and that the Strategic Committee is prepared to terminate the Merger Agreement and enter into a binding written definitive agreement concerning the Superior Proposal no less than three Business Days after the date of notice thereof in accordance with Section 8.1(c)(ii) of the Merger Agreement;

WHEREAS, on March 7, 2010, Parent offered to amend the Merger Agreement on the terms set forth herein;

WHEREAS, the boards of directors of Merger Sub and Parent have approved this Amendment No. 2, and have determined that it is advisable and in the best interests of their respective shareholders to consummate, the acquisition of the Company by Parent and Merger Sub upon the terms and subject to the conditions set forth in the Merger Agreement (as amended by this Amendment No. 2);

WHEREAS, the Company Board, acting upon the recommendation of the Strategic Committee, has approved this Amendment No. 2 and recommended approval and adoption of the Merger Agreement (as amended by this Amendment No. 2) by the shareholders of the Company;

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

1.  Amendment to Section 2.6(a).  Section 2.6(a) of the Merger Agreement is hereby amended by replacing, in the definition of Merger Consideration set forth therein, the reference to “$3.00” with “$3.05”.

2.  Amendment to Article II.  Article II of the Merger Agreement is hereby amended by adding at the end thereof the following new Section:

Section 2.8  Issuance and Purchase of Issued Shares.

(a)  On March 8, 2010 (the “Share Issuance Date”), the Company shall issue and sell to Parent and Parent shall purchase from the Company 19,148,149 shares of Common Stock (the “Issued Shares”) in exchange for $58,401,854.45 (the “Share Consideration”), free and clear of all Liens.

(b)  On the Share Issuance Date, (i) Parent shall pay to the Company cash in an amount equal to the Share Consideration by wire transfer of immediately available funds to an account designated by the Company pursuant to wire instructions provided by the Company prior to the Share Issuance Date and (ii) the Company shall deliver to Parent a certificate (in definitive form) duly executed on behalf of the Company registered in the name of Parent representing the number of Issued Shares purchased by Parent from the Company pursuant hereto.

(c)  Each certificate representing (a) the Issued Shares, or (b) any other securities issued in respect of the Issued Shares upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event (collectively, the “Restricted Securities”), shall (unless otherwise permitted or unless the securities evidenced by such certificate shall have been registered under the Securities Act or sold pursuant to Rule 144 or Regulation A thereunder) be stamped or otherwise imprinted with a legend in the following form (in addition to any legend required under applicable state securities laws):

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS.  THEY MAY NOT BE SOLD OR OFFERED FOR SALE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAW OR AN EXEMPTION FROM SUCH REGISTRATION UNDER SAID ACT.

Upon request of a holder of such a certificate, the Company shall remove the foregoing legend from the certificate or issue to such holder a new certificate therefor free of any transfer legend, if, with such request, the Company shall have received the opinion to the effect that any transfer by such holder of the securities evidenced by such certificate will not violate the Securities Act and applicable state securities Laws.  If Parent reasonably determines that an effective registration statement is necessary to enable Parent to sell shares of Common Stock at the volume levels contemplated by Section 2.8(d)(D), then upon the request of Parent, at any time after the termination of this Agreement, the Company shall file a shelf registration statement with the SEC permitting the resale of the Issued Shares as expeditiously as possible, and use its reasonable best efforts to have such registration statement declared effective as soon as practicable after the filing thereof and to keep such registration statement continuously effective for a period of one year.  This Section 2.8(c) shall survive the termination of this Agreement.

(d)  Parent agrees that, for a period of eighteen (18) months following the Share Issuance Date, it shall not, directly or indirectly, (i) sell, assign, transfer (including by operation of law), lien, pledge, dispose of or otherwise encumber any of the Issued Shares or otherwise agree to do any of the foregoing, (ii) deposit any Issued Shares into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement or (iii) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including by operation of law) or other disposition of any Issued Shares.  Notwithstanding the foregoing, Parent shall be permitted to take any of the actions described in preceding clauses (i) and (iii) (A) in one or more transactions with the Company or any of its Subsidiaries, including in accordance with Section 6.17, (B) in one or more transactions with any Person, so long as prior to or concurrent with any such transaction such Person agrees in writing to be bound by the terms of Section 6.17(a), (C) pursuant to the terms of any tender offer, exchange offer, merger, reclassification, reorganization, recapitalization or other similar transaction in which stockholders of the Company are offered, permitted or required to participate as holders of Common Stock, provided that such tender offer, exchange offer, merger, reclassification, reorganization, recapitalization or other transaction has been approved or recommended by the Company Board or the Strategic Committee, and (D) in one or more “brokers’ transactions” (as defined in Rule 144 under the Securities Act) effected at any time following the date which is six (6) months after the Share Issuance Date, not to exceed in any three (3) month period more than a number of shares of Common Stock equal to four percent (4%) of the number of shares of Common Stock outstanding as of the Share Issuance Date after giving effect to the issuance and sale of the Issued Shares.

3.  Additional Representations and Warranties of the Company. The Company represents and warrants to Parent and Merger Sub as follows:

(a)  The following representations and warranties shall be deemed, for all purposes of and under the Merger Agreement, to form a part of Section 4.2 of the Merger Agreement:

There are issued and outstanding 96,221,857 shares of Common Stock as of the date of this Amendment No. 2.  The issuance, sale and delivery of the Issued Shares in accordance with this Amendment No. 2 have been duly authorized by all necessary corporate action on the part of the Company.  The Issued Shares have been duly authorized, validly issued, fully paid and nonassessable, free and clear of any Liens with the holder being entitled to all rights accorded to a holder of Common Stock under the CCC and the certificate of incorporation and bylaws of the Company.  No person has any preemptive right or right of first refusal which would be triggered by reason of the issuance of the Issued Shares.

(b)  The following representations and warranties shall be deemed, for all purposes of and under the Merger Agreement, to form a part of Section 4.3 of the Merger Agreement:

The Company has the requisite corporate power and authority to execute and deliver this Amendment No. 2, to perform its obligations and consummate the transactions contemplated by the Merger Agreement (as amended by this Amendment No. 2) other than the Merger and, subject to obtaining the affirmative vote for approval of the principal terms of the Merger and adoption of the Merger Agreement (as amended by this Amendment No. 2) and the transactions contemplated by the Merger Agreement (as amended by this Amendment No. 2), by the Company Shareholder Approval on the record date for the Company Shareholders Meeting to consider the Company Voting Proposal, to consummate the Merger.  The Strategic Committee has determined that the transactions contemplated by the Merger Agreement (as amended by this Amendment No. 2) are advisable and fair to and in the best interests of the Company and its shareholders and has recommended that the full Company Board approve this Amendment No. 2 and the transactions contemplated by the Merger Agreement (as amended by this Amendment No. 2).  Each of the Strategic Committee and the Company Board has determined in good faith, (x) after consultation with its outside counsel and financial advisor, that the Cerberus Proposal no longer constitutes, and could not reasonably be likely to result in, a Superior Proposal, and (y) after consultation with its outside counsel, that failure to take any of the actions described in Sections 6.4(b) or 8.1(c)(ii) of the Merger Agreement would not reasonably be expected to result in a breach of its fiduciary duties to the Company shareholders under applicable Law.  The execution, delivery and performance by the Company of this Amendment No. 2 and the consummation by the Company of the transactions contemplated by the Merger Agreement (as amended by this Amendment No. 2) have been duly authorized by the Company Board (acting upon the unanimous recommendation of the Strategic Committee), and no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Amendment No. 2, except (solely with respect to the Merger) for the Company Shareholder Approval of the Company Voting Proposal.  This Amendment No. 2 has been duly executed and delivered by the Company and is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights and remedies generally.

(c)  The following representations and warranties shall be deemed, for all purposes of and under the Merger Agreement, to form a part of Section 4.4 of the Merger Agreement:

The execution and delivery of this Amendment No. 2 by the Company does not, and the performance by the Company of this Amendment No. 2 and the consummation by the Company of the transactions contemplated hereby will not, (i) violate any provision of the Organizational Documents of the Company, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the material terms, conditions or provisions of any Material Contract to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets is bound, (iii) violate any Law applicable to the Company, any of its Subsidiaries or any of their properties or assets that could result in a material Liability to the Company or its Subsidiaries, taken as a whole, or (iv) other than in connection with or compliance with the Securities Act, require the Company or any of its Subsidiaries, as applicable, to make any filing or registration with or notification to, or require the Company or any of its Subsidiaries, as applicable to obtain any authorization, consent or approval of, any Governmental Entity.

(d)  The following representations and warranties shall be deemed, for all purposes of and under the Merger Agreement, to form a part of Section 4.18 of the Merger Agreement:

Since September 30, 2009, there has not been any condition, event or occurrence which has had or would be reasonably expected to have a Company Material Adverse Effect.

4. Additional Representations and Warranties of Parent and Merger Sub.  Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

(a)  Parent is acquiring the Issued Shares for its own account for investment purposes and not with a view towards, or for resale in connection with, the public sale or distribution thereof except pursuant to sales registered or exempted from registration under the Securities Act; provided, however, that by making the representation and warranty herein, Parent does not agree to hold any of such Issued Shares for any minimum or other specific term and reserves the right to dispose of such Issued Shares at any time in accordance with or pursuant to a registration statement or an exemption from registration under the Securities Act.  Parent does not presently have any agreement or understanding with any person as to the distribution of the Issued Shares.  Parent is an “accredited investor” (as that term is defined in Rule 501(a) of Regulation D).

(b)  The following representations and warranties shall be deemed, for all purposes of and under the Merger Agreement, to form a part of Section 5.2 of the Merger Agreement:

Each of Parent and Merger Sub has the requisite power and authority to execute and deliver this Amendment No. 2 and to consummate the transactions contemplated the Merger Agreement (as amended by this Amendment No. 2). The execution, delivery and performance by Parent and Merger Sub of this Amendment No. 2, approval and adoption of this Amendment No. 2 and the consummation of the transactions contemplated the Merger Agreement (as amended by this Amendment No. 2) have been duly and validly authorized by all necessary action of Parent and Merger Sub, and no other action on the part of Parent or Merger Sub is necessary to authorize the execution and delivery by Parent and Merger Sub of this Amendment No. 2 and the consummation by them of the transactions contemplated the Merger Agreement (as amended by this Amendment No. 2).  This Amendment No. 2 has been duly executed and delivered by Parent and Merger Sub and, assuming due and valid authorization, execution and delivery hereof by the Company, is a valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, except that such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally.

5.  Cerberus Proposal.  The following covenant shall be deemed, for all purposes of and under the Merger Agreement, to form a part of Section 6.4(a) of the Merger Agreement:

The Company shall cease and cause to be terminated any solicitation, encouragement, discussion or negotiation with Cerberus, its Affiliates and their respective Representatives conducted heretofore by the Company, its Subsidiaries or any of their respective Representatives with respect to the Cerberus Proposal.

6.  Amendment to Section 6.4(a).  Section 6.4(a) of the Merger Agreement is hereby amended by adding after the reference to “Superior Proposal” at the end of clause (i) in the proviso the following:

(for the avoidance of doubt, such Acquisition Proposal must, if consummated, be more favorable to the Company’s shareholders from a financial point of view than the transactions contemplated by this Agreement)

7.  Amendment to Section 6.9(a).  Section 6.9(a) of the Merger Agreement is hereby amended by adding at the end thereof the following:

The Company shall set a new record date for the Company Shareholders Meeting so that such record date will be as soon as practicable after the Share Issuance Date, but in no event more than two Business Days after the Share Issuance Date, unless Parent consents otherwise.

8.  Amendment to Article VI.  Article VI of the Merger Agreement is hereby amended by adding at the end thereof the following new Section:

Section 6.17  Certain Rights and Obligations Related to Issued Shares.

(a)  If (i) after the Share Issuance Date, the Company receives a proposal to enter into an Alternate Acquisition Agreement and the Company validly terminates this Agreement pursuant to, and in accordance with, Section 6.4(b) and Section 8.1(c)(ii) (including the timely payment of the Termination Fee), or terminates any future Alternate Acquisition Agreement pursuant to, and in accordance with, the analogous provisions of any such Alternate Acquisition Agreement, because such proposal constitutes a Superior Proposal pursuant to this Agreement or any future Alternate Acquisition Agreement, in order to enter into an Alternative

Acquisition Agreement implementing any such Superior Proposal (each such event, a “Superior Proposal Event”) and (ii) the Company Board’s (or the Strategic Committee’s) recommendation in favor of the adoption of any such Alternative Acquisition Agreement remains in effect and has not been adversely modified or withdrawn, then if the Company Board or the Strategic Committee requests in writing, at any meeting of the holders of Common Stock for the purpose of voting on the principal terms of the transactions contemplated by, and adoption of, any such Alternative Acquisition Agreement, however called, and at every adjournment or postponement thereof, Parent shall submit as promptly as practicable after the record date of any such meeting an effective proxy pursuant to which it votes (x) if Cerberus or any of its Affiliates is not a party to such Alternative Acquisition Agreement, all of the Issued Shares in favor of the approval of the principal terms of the transactions contemplated by, and adoption of, such Alternative Acquisition Agreement, including any action required in furtherance thereof, and (y) if Cerberus or any of its Affiliates is a party to such Alternative Acquisition Agreement, a number of Issued Shares in favor of the approval of the principal terms of the transactions contemplated by, and adoption of, such Alternative Acquisition Agreement equal to the product of (A) the Issued Shares and (B) a fraction, (I) the numerator of which is equal to the number of shares of Common Stock entitled to vote at such meeting that have voted in favor of such Alternative Acquisition Agreement (excluding the Issued Shares, any shares of Common Stock beneficially owned by any Person that is a party to a voting, support or other similar agreement with Cerberus or any of its Affiliates and any shares of Common Stock beneficially owned by Bing Yeh), and (II) the denominator of which is equal to total number of shares of Common Stock entitled to vote and present, in person or by proxy, at such meeting (excluding the Issued Shares, any shares of Common Stock beneficially owned by any Person that is a party to a voting, support or other similar agreement with Cerberus or any of its Affiliates and any shares of Common Stock beneficially owned by Bing Yeh), including any action required in furtherance thereof.

(b)  Notwithstanding any other provision of this Agreement, in the event a Superior Proposal Event has occurred, then in no event shall Parent’s Total Profit exceed 1.286 times the Termination Fee (the “Profit Cap”).  In the event a Superior Proposal Event has occurred and Parent’s Total Profit exceeds the Profit Cap (the “Excess Profit”), then Parent, at its sole election, shall either (i) deliver to the Company for cancellation the Issued Shares (valued, for the purposes of this Section 6.17(b) at the highest value per share contemplated by the Alternative Acquisition Agreement implementing the then pending Superior Proposal Event or (ii) pay cash to the Company, or any combination of the foregoing, so long as the sum of the foregoing equal the Excess Profit, in each case as promptly as practicable following the day on which Parent’s Total Profit exceeds the Profit Cap, but no later than five Business Days thereafter.  For purposes of this Agreement, the term “Total Profit” shall mean the amount (before taxes) of the following (A) the Termination Fee paid to Parent pursuant to this Agreement, plus (B) the amount received (or retained) by Parent with respect to the Issued Shares in connection with any Superior Proposal Event (valuing any publicly traded securities so received (or retained) at the average closing sales price per share thereof (or if there is no sale on such date then the average between the closing bid and ask prices on any such day) as reported by the applicable primary trading market for such securities for the five consecutive trading days preceding the consummation of the applicable transaction in such Superior Proposal Event), plus (C) the amount received by Parent pursuant to the sale of Issued Shares to any unaffiliated party, less (D) the Share Consideration.  Notwithstanding the foregoing, nothing in this Section 6.17(b) shall affect the ability of Parent to receive, nor relieve the Company’s obligation to pay, the Termination Fee (in the circumstances so payable).

(c)  In the event of the termination of this Agreement pursuant to Section 8.1, then at any time and from time to time thereafter until the eighteen (18) month anniversary of the Share Issuance Date, Parent shall have the right (but not the obligation) to require the Company to purchase, at a price of $3.05 per share in cash, all or any portion of the Issued Shares, which right shall be exercisable upon delivery of a written notice by Parent to the Company, stating the number of Issued Shares that are subject to such exercise; provided, however, that if a Superior Proposal Event has occurred prior to such termination, Parent may not exercise its rights pursuant to this Section 6.17(c) until after the record date for the meeting of the Company’s shareholders to consider the approval of the principal terms of the transaction contemplated by such Superior Proposal Event and adoption of the Alternate Acquisition Agreement related thereto has been set and the Issued Shares have been voted in as provided for in Section 6.17(a).  The purchase of the Issued Shares that the Company is required to purchase pursuant to this Section 6.17(c) shall occur as promptly as practicable following the Company’s receipt of such written notice, but in no event later than five Business Days thereafter.  Delivery of certificates (if any) evidencing the Issued Shares that the Company is required to purchase pursuant to this Section 6.17(c), duly endorsed for transfer and free and clear of all Liens, shall be made on such date against payment in cash of the aggregate purchase price payable in respect of such Issued Shares.

(d)  This Section 6.17 shall survive the termination of this Agreement.

9.  Amendment to Section 8.2.  Section 8.2 of the Merger Agreement is hereby amended by amending and restating the last sentence thereof as follows:

Notwithstanding the foregoing, the provisions of Section 2.8(c), Section 6.3(b), Section 6.17, this Section 8.2, Section 8.3 and Article IX shall survive any such termination.

10.  Amendment to Section 8.3(b).  Section 8.3(b) of the Merger Agreement is hereby amended by replacing, in the definition of Termination Fee set forth therein, the reference to “$10,120,624” with “$10,300,000”.

11.  Merger Agreement References.  The parties hereto hereby agree that all references to the “Agreement” set forth in the Merger Agreement (including, without limitation, in the representations and warranties of the parties set forth therein) shall be deemed to be references to the Merger Agreement as amended by this Amendment No. 2.

12.  Full Force and Effect.  Except as expressly amended or modified hereby, the Merger Agreement and the agreements, documents, instruments and certificates among the parties hereto as contemplated by, or referred to, in the Merger Agreement shall remain in full force and effect without any amendment or other modification thereto.

13.  Counterparts.  This Amendment No. 2 may be executed and delivered (including by facsimile transmission) in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.  Signatures of the parties transmitted by facsimile, PDF or other electronic file shall be deemed to be their original signatures for all purposes and the exchange of copies of this Amendment No. 2 and of signature pages by facsimile transmission, PDF or other electronic file shall constitute effective execution and delivery of this Amendment No. 2 as to the parties and may be used in lieu of the original Amendment No. 2 for all purposes.  At the request of any party hereto, all parties hereto agree to execute an original of this Amendment No. 2 as well as any facsimile, telecopy, PDF or other reproduction hereof.

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IN WITNESS WHEREOF, the undersigned have caused this Amendment No. 2 to be executed by their respective duly authorized officers to be effective as of the date first above written.

COMPANY Silicon Storage Technology, Inc.
By:	/s/ Bing Yeh
Name: Bing Yeh Title: Chairman and CEO

PARENT Microchip Technology Incorporated
By:	/s/ Steve Sanghi
Name: Steve Sanghi Title: Chairman, President and CEO

MERGER SUB Sun Acquisition Corporation
By:	/s/ Eric Bjornholt
Name: Eric Bjornholt Title: Director and CFO